Banknorth
Specialty Lending Group

TD Banknorth, N.A.
5 Commerce Park North
Bedford, NH 03110
TDBanknorth.com

March 19, 2008

Mr. James Brooks
Chief Executive Officer
BrandPartners Group, Inc., Borrower
BrandPartners Retail, Inc., Borrower
Grafico Incorporated, Guarantor
Building Partners, Inc., Guarantor
10 Main Street
Rochester, NH 03839

RE: TD Banknorth, N. A. Commitment to Amend and Extend Existing Revolving Line of Credit Loan

Dear Jim:

I am pleased to inform you that TD Banknorth, N.A. (the "Bank") has approved the extension and amendment (the "Amendment") of the existing revolving line of credit loan in the principal amount of up to Five Million and 00/100 Dollars ($5,000,000.00) (the "Revolving Line of Credit Loan") for BrandPartners Group, Inc. and its wholly-owned subsidiary, BrandPartners Retail, Inc. (collectively, the "Borrowers") extended by the Bank to the Borrowers pursuant to that certain Commercial Loan Agreement dated May 5, 2005, as amended to date (as amended, the "Loan Agreement" and all capitalized terms used, but not defined, herein shall have the meanings given to them in the Loan Agreement), and certain other related documents, instruments, agreements, assignments, and certificates executed and/or delivered in connection with the Revolving Line of Credit Loan, as amended to date (as amended, collectively the "Loan Documents"), under the following terms and conditions:

LOAN TYPE:	Revolving Line of Credit
AMOUNT:	$5,000,000
PURPOSES:	Support ongoing working capital requirements
INTEREST RATE:	Interest currently accrues, and will continue to accrue, at a floating rate equal to Wall Street Journal Prime plus 0.50% or 30 Day LIBOR plus 3.0%.
COMMITMENT FEE:	$25,000 to be paid at Closing.

MATURITY: This facility will be a revolving line of credit payable ON DEMAND, with an internal bank review date of April 30, 2009.

REPAYMENT: Accrued interest is currently, and will continue to be, payable monthly in arrears. The principal balance will be due in full ON DEMAND.

COLLATERAL: The Revolving Line of Credit Loan is currently, and will continue to be, secured by a perfected first priority security interest in all of the properties and assets of the Borrowers, including, but not limited to, accounts receivable, inventory, machinery and equipment, furniture and fixtures, contract rights, documents, patents, trademarks, licenses, deposit accounts, intangibles, and proceeds, now owned or hereafter acquired.

UNUSED LINE FEE: Currently, and shall continue to be, 0.375% per annum of daily average of unadvanced amounts.

A. OTHER TERMS AND CONDITIONS:

1. <u>Term Loan:</u> The terms and conditions of the term loan in the principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (the "Term Loan" and together with the Revolving Line of Credit Loan, collectively, the "Loans") extended by the Bank to the Borrowers pursuant to the Loan Agreement shall remain unchanged and in full force and effect.

2. <u>Deposits:</u> The Borrowers currently, and shall continue to, maintain all deposit and other bank accounts with the Bank for the term of the Loans.

3. <u>Cross Default, Collateral, and Termination</u>: Both Loans are currently, and shall continue to be, cross-collateralized and cross-defaulted with a cross payout provision.

4. <u>Cross Default to Subordinated Indebtedness</u>: Default on the Borrowers' loan obligations to their subordinated debt holders currently constitutes, and shall continue to constitute, default under the credit facilities with the Bank.

5. <u>Financial Reporting</u>: Borrowers currently, and shall continue to, provide the Bank with the following financial reporting. All financials provided to the Bank shall be in a form and substance satisfactory to the Bank.

Submission Frequency	Statement	Due date
Annually	Audited Consolidated Financial Statement	Within 90 days of year end
Monthly	Management Prepared Interim Financial	Within 30 days of month

	Statement	end
Monthly	Project Backlog Report	Within 30 days of month end
Quarterly	Financial Covenant Compliance Certificate	Within 45 days of quarter end
Annually	Fiscal Year Budget, Projections and month by month cash flow	Within 30 days prior to commencement of fiscal year.
Annually	Form 10K Annual Report as filed with SEC	Within 90 days of year end
Quarterly	Form 10Q Quarterly Report as filed with SEC	Within 45 days of quarter end

6. **Financial Covenant**: The Borrowers shall comply with the following financial covenant, which shall be calculated on a consolidated basis.

   MINIMUM FIXED CHARGE COVERAGE RATIO shall be no less than 1.25:1 as of the end of each of the fiscal quarters, measured quarterly, beginning with the quarter ending on March 31, 2008. "Fixed Charge Coverage Ratio" means the ratio of (a) EBITDA (as hereinafter defined), minus the sum of taxes, dividends, and non-financed capital expenditures paid in cash, for the applicable period (as determined in accordance with the provisions set forth below) ending on the date of determination, to (b) the sum of cash interest expense, required scheduled principal payments on the current portion of capitalized lease obligations, and the remaining scheduled principal payments due the Bank from the Borrower pursuant to the Term Loan, all for the twelve (12) month period ending on the date of determination. "EBITDA" means the Borrowers', including their wholly owned subsidiaries, net income (not inclusive of non-recurring expenses) on a consolidated basis, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges, for the period determined in accordance with the following: (i) for the fiscal quarter ending March 31, 2008, EBITDA shall be determined by annualizing the results of operations for such fiscal quarter; (ii) for the fiscal quarter ending June 30, 2008, EBITDA shall be determined by annualizing the results of operations for such fiscal quarter and for the fiscal quarter ending March 31, 2008; (iii) for the fiscal quarter ending September 30, 2008, EBITDA shall be determined by annualizing the results of operations for such fiscal quarter and for the fiscal quarters ending March 31, 2008 and June 30, 2008, and (iv) for the fiscal quarter ending December 31, 2008 and for each fiscal quarter thereafter, EBITDA shall be determined based upon actual results of operations for the four (4) fiscal quarter period then ending.

7. **Subordinated Indebtedness**: All indebtedness of the Borrowers (other than ordinary accounts payables) is currently, and shall continue to be, fully subordinated in writing to all obligations of the Borrowers to the Bank on terms and conditions acceptable to the Bank. Borrowers shall maintain at all times subordinated indebtedness of not less than $6,375,000 and the maturity date of the subordinated indebtedness shall not be earlier than October 22, 2009.

8. **Default Rate**: During the continuance of an Event of Default, after maturity, or after judgment has been rendered on any of the Obligations, the Borrowers' right to select the LIBOR Rate shall cease and the unpaid principal of each Loan shall, at the option of the Bank, bear interest at the Prime Rate plus five and one-quarter percent (5.25%) per annum.

9. **Covenants:** The Borrowers shall continue to be subject to the affirmative and negative covenants contained in the Loan Documents.

10. **Late Payment Charge**: The Notes currently, and shall continue to, carry a late payment charge equal to 5% of any payments past due more than 10 days.

11. **Documentation**: The extension and the amendment of the Revolving Line of Credit Loan shall be subject to an amendment of the Loan Agreement and be evidenced by the Borrowers replacement revolving line of credit promissory note and such other loan documentation reasonably requested by the Bank to properly extend and amend the Revolving Line of Credit Loan pursuant to the terms hereof (collectively, the "Amendment Documents").

12. **Sweep Account**: Borrowers' operating accounts currently are, and shall continue to be, linked to the Revolving Line of Credit Loan for purposes of sweeping accumulated funds and automatic loan payments.

13. **Modification**: This Commitment represents the complete understanding between the Bank, and Borrowers with respect to the subject matter hereof, supersedes all prior agreements (written or oral) with respect thereto, and may not be modified, changed or terminated (except according to the terms hereof), unless in writing executed by the parties hereto.

14. **Other Conditions**: The conditions set forth in Exhibit A attached hereto must be satisfied as part of this Commitment.

15. **No Other Modifications**: Except as specifically modified or amended by the Amendment Documents, all of the terms and conditions of each of the Loans, the Loan Agreement, and the Loan Documents, remain otherwise unchanged, and in full force and effect, all of which will be confirmed and ratified by the parties thereto.

B. **REPRESENTATIONS AND WARRANTIES OF THE BORROWERS:**

By acceptance hereof, the Borrowers represent and warrant that:

1. There are no actions, suits or proceedings pending, or, to their knowledge, threatened against or affecting the Borrowers, the Guarantors or the Collateral before any court or governmental instrumentality or agency the result of which might have a material adverse effect on any of the Borrowers, the Guarantors or the Collateral.

2. It is understood and warranted by the Borrowers that each of the Borrowers and the Guarantors is an entity which may, under the laws of the State of New Hampshire and the laws of the state in which the Collateral is located, legally pay the rate of interest set forth

herein so that a defense of usury will not be raised; that the Borrowers are the owner of the Collateral, and its ownership thereof is not in violation of any law of either the State of New Hampshire or the state in which the Collateral is located.

3. All financial statements and information given by or on behalf of the Borrowers in connection with the issuance of this Commitment were accurate as of the date given, and the Borrowers shall promptly notify the Bank of any material changes in such statements or information prior to the closing of the extension and amendment of the Revolving Line of Credit Loan.

C. **MISCELLANEOUS:**

1. Brokerage Fees: The Bank shall not be liable in any way for the payment of any brokerage fees or commissions to any broker or other person entitled or claiming to be entitled to the same in connection herewith or the transactions contemplated hereby, and the Borrowers, by acceptance hereof, agrees to hold the Bank harmless from all claims for brokerage fees or commissions which may be made in connection herewith or with the transactions contemplated hereby.

2. Acceptance of Commitment: If this Commitment is satisfactory, please indicate your acceptance thereof by executing and returning to the Bank a copy of this Commitment on or before March 31, 2008. If you fail to do so, this Commitment will, at the Bank's option, be void and of no effect.

3. Termination of Commitment: If the closing of transactions described herein (the "Closing") does not occur on or prior to 5:00 p.m. on May 2, 2008, all obligations of the Bank under this Commitment shall terminate.

4. Survival of Provisions: The terms and conditions hereof, which are not incorporated in the Amendment Documents, shall survive the Closing.

5. Time of the Essence: It is specifically understood and agreed that, at the option of the Bank, time is of the essence as to each, any and all dates specified in this Commitment. Whenever a certain length of time is fixed for the performance of any act and additional time is allowed, the new time fixed by such extension shall also be of the essence without further specific provision.

6. Assignment of Commitment and Change in Ownership: The identity of the Borrowers and Borrowers continued ownership of the Collateral are material to the Bank. Accordingly, this Commitment shall be void in the event of any assignment or attempted assignment by Borrowers.

7. Assumability: The Loans shall not be assumable.

8. Governing Law: This Commitment and all other documents relating to the Closing shall be governed by and construed in accordance with the laws of the State of New Hampshire, and to the extent applicable, the laws of the state in which the Collateral is located.

D. **LOAN AND COMMITMENT FEES:**

In consideration of the Bank issuing this Commitment, the Borrowers agree to pay the Bank a Commitment Fee in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) which shall be earned in full upon acceptance of this Commitment. The Commitment Fee shall be due at the Closing provided that if the Closing does not occur for any reason other than the Bank's failure to perform hereunder such balance shall be due and payable upon demand by the Bank.

It is my pleasure to provide you with this financing commitment, and I am available to discuss it at your convenience.

Very truly yours,

TD BANKNORTH, N.A.

By: ______________________
John Mercier, Managing Director
Corporate Banking Group

ACCEPTANCE AND AGREEMENT

This Commitment with Exhibit A attached hereto is hereby accepted and the undersigned agree to be bound to all the terms and conditions set forth or referred to herein.

WITNESSES:

BORROWERS:
BRANDPARTNERS GROUP, INC.

By: ______________________
James Brooks

Title: CEO

BRANDPARTNERS RETAIL, INC.

By: ______________________
James Brooks

Title: CEO

GUARANTORS:
GRAFICO INCORPORATED

By: ______________________
James Brooks

Title: CEO

BUILDING PARTNERS, INC

By: ______________________
James Brooks

Title: CEO

EXHIBIT A

OTHER CONDITIONS

The following conditions are an integral part of the Commitment.

1. **Prerequisites to Closing of the Amendment**
At least five (5) business days prior to the date designated for the Closing, the Borrowers must obtain at their expense and submit to the Bank in form and substance acceptable to the Bank and its counsel:

    (a) **Insurance**: Such policies and amounts of personal property insurance and hazard insurance (specifying all-risks or extended coverage), liability insurance, workmen's compensation insurance, and such other insurance as the Bank may request, all of which must be satisfactory to the Bank. All property damage insurance shall be payable to the Bank as loss payee, and the Bank shall be an additional insured as to all liability insurance.

    (b) **Compliance with Law**: Such further evidence that the Borrowers are in compliance with all laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Borrowers and that there are no actions or proceedings pending or threatened before any court or administrative agency or governmental body at the time of Closing relating to Borrowers. All rights to appeal from any decision or determination must have expired prior to the date of Closing.

    (c) **Subordinated Lender Agreement**: Copy of executed agreement with subordinated lender indicating that subordinated debt is no less than $6,375,000 and the maturity date of such subordinated debt is no earlier than October 22, ~~2009.~~ 2009

2. **Amendment Documents**
As a condition to Closing, the Borrowers and the Guarantors shall have executed and delivered in form and substance acceptable to the Bank and its counsel all of the Amendment Documents requiring their signature.

3 **Bank's Approval of Documents and Title:**
All instruments and documents required hereby, affecting the Collateral (including title) or relating to the Borrowers' capacity and authority to make and to execute the Amendment Documents and such other documents, instruments, opinions and assurances as the Bank may request and all procedures in connection herewith shall be subject to the approval, as to form and substance, of the Bank and its counsel.

4. **Borrower's Responsibility for Fees and Costs:**
Acceptance of this Commitment shall constitute the Borrowers' unconditional agreement to pay all fees, expenses, taxes, costs and charges in respect to the preparation of this Commitment, the Amendment Documents, and the Closing, or in any way connected

therewith including, but not limited to, those of the Bank and the Bank's counsel, documentation preparation fees, due diligence fees, and recording and filing fees. Further, the Borrowers are required to pay, or cause to be paid, any required taxes, including any tax or assessment imposed on the Bank by reason of the Loans, levies, impositions or charges of the United States, the state in which the Collateral is located, the State of New Hampshire or any local governmental authority having jurisdiction over or with reference to the Borrower (other than federal or state income taxes). The expenses, fees, costs and taxes, described herein shall be paid by the Borrowers as incurred, whether or not the Closing occurs, and shall survive the termination of this Commitment.

5. **Events of Default**:
The occurrence of any one or more of the following shall, at the option of the Bank, constitute an event of default hereunder entitling the Bank, without giving any prior notice to the Borrowers, to cancel this Commitment and terminate its obligations hereunder:

(a) If the Borrowers shall have failed to observe and perform any of the terms, covenants, promises and agreements on their part to be observed and performed under this Commitment.

(b) If the financial condition of the Borrowers or the physical condition of the Collateral prior to Closing shall have changed in any material adverse degree.

(c) If there shall be commenced by or against the Borrowers a proceeding under the United States Bankruptcy Code or the filing of a petition seeking similar relief under any other applicable state or federal law relating to bankruptcy, insolvency, reorganization or other relief of debtors, or the appointment of a receiver or trustee for the Borrowers or the making by the Borrowers of an assignment for the benefit of creditors, or in the event of any similar act or occurrence.

(d) Without limiting the foregoing, an Event of Default as described in any of the Loan Documents.

In the event of the termination of the Bank's obligations under this Commitment, the Borrowers shall nonetheless pay such expenses of the Bank, including legal fees and expenses, as shall be billed for expenses actually incurred in connection herewith, as well as the Commitment Fee as provided in Section D of this Commitment.

6. **Bank's Counsel**:
Jason J. Oster of Cook, Little, Rosenblatt, and Manson, pllc, shall act as our counsel in connection with this transaction. You may reach Attorney Oster at 621.7114 or at j.oster@clrm.com.

7. **Borrower's Counsel and Other Professionals**:
The Borrowers shall be responsible for retaining and paying the fees and expenses of their own legal counsel and other professionals advising Borrowers with respect to the Loans and the various requirements of this Commitment.